[SAUL CENTERS, INC. LETTERHEAD APPEARS HERE]

Saul Centers, Inc. Reports Third Quarter Operating Results

November 4, 2003, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its third quarter operating results. Total revenues for the quarter ended September 30, 2003 increased 5.1% to $24,659,000 compared to $23,471,000 for the 2002 quarter. Operating income before gain on property sold and minority interests increased 27.8% to $7,035,000 compared to $5,503,000 for the comparable 2002 quarter. The Company reported net income of $5,012,000 or $.32/share for the 2003 quarter, a per share increase of 33.3% compared to net income of $3,486,000 or $0.24/share for the 2002 quarter (basic & diluted).

For the nine month period ending September 30, 2003, total revenues increased 3.3% to $71,755,000 compared to $69,455,000 for the 2002 period. Operating income before gain on property sold and minority interests increased 3.5% to $19,590,000 compared to $18,928,000 for the comparable 2002 period. The Company reported net income of $13,527,000 or $.87/share for the 2003 period, a per share decrease of 10.3% compared to net income of $14,303,000 or $0.97/share for the 2002 period (basic & diluted). Net income in the 2002 nine month period included recognition of a gain on property sold of $1,426,000 when it was awarded a final settlement for the condemnation and purchase of the Company’s Park Road property by the District of Columbia.

Overall same property net operating income for the total portfolio increased 0.6% for the 2003 third quarter and decreased 1.2% for the 2003 nine month period compared to the same periods in 2002. Net operating income is calculated as total revenue less property operating expenses, provision for credit losses and real estate taxes. The same property comparisons exclude Ashburn Village Phase IV, placed in service during the summer of 2002, Kentlands Square acquired in September 2002 and Old Forte Village acquired July 2003. Same center net operating income in the shopping center portfolio increased 0.5% for the 2003 third quarter and decreased 1.1% for the 2003 nine month period. The decrease in same center net operating income in the shopping center portfolio for the nine month period was primarily attributable to increased current year snow removal expenses. Same center net operating income in the office portfolio increased 0.8% for the 2003 third quarter and decreased 1.3% for the 2003 nine month period compared to the same period in 2002. Net operating income in the office portfolio during the quarter and nine month periods ended September 30, 2003 was adversely impacted by the February 2003 expiration of a major tenant lease (120,000 square feet, 53% of the leasable area) at 601 Pennsylvania Avenue. As of September 30, 2003, 601 Pennsylvania Avenue was 91.4% leased.

As of September 30, 2003, 93.8% of the portfolio was leased, compared to 94.3% a year earlier. This decrease in the percentage of space leased is primarily due to approximately 50,000 square feet of redevelopment space at the recently acquired Old Forte Village shopping center.

Funds From Operations (FFO), a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, increased 4.5% to $11,584,000 in the 2003 third quarter compared to $11,081,000 for the same quarter in 2002. FFO is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. On a fully diluted per share basis, FFO was $0.55 per share for both of the 2003 and 2002 third quarters. For the nine month period ending September 30, 2003, FFO decreased 1.0% to $32,466,000 compared to $32,810,000 for the 2002 period. On a fully diluted per share basis, FFO was $1.57 per share for the 2003 nine month period, a 4.3% decrease from $1.64 per share for the same period last year. The decrease in the nine month FFO was primarily attributable to decreased net operating income at the Company’s 601 Pennsylvania Avenue office building.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 36 community and neighborhood shopping center and office properties totaling approximately 6.6 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott V. Schneider

                  (301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2003	2002
	(Unaudited)
Assets
Real estate investments
Land	$95,878	$90,469
Buildings	420,596	405,153
Construction in progress	20,698	8,292

	537,172	503,914
Accumulated depreciation	(161,153)	(150,286)

	376,019	353,628

Cash and cash equivalents	2,169	1,309
Accounts receivable and accrued income, net	13,249	12,505
Prepaid expenses	19,567	15,712
Deferred debt costs, net	4,255	4,125
Other assets	2,275	1,408

Total assets	$417,534	$388,687

Liabilities
Notes payable	$400,668	$380,743
Accounts payable, accrued expenses and other liabilities	18,115	16,727
Deferred income	4,355	4,484

Total liabilities	423,138	401,954

Stockholders’ Equity (Deficit)
Common stock	157	152
Additional paid in capital	91,507	79,131
Accumulated deficit	(97,268)	(92,550)

Total stockholders’ equity (deficit)	(5,604)	(13,267)

Total liabilities and stockholders’ equity (deficit)	$417,534	$388,687

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue
Base rent	$19,751	$19,184	$57,733	$56,532
Expense Recoveries	3,303	3,207	10,473	9,317
Percentage Rent	438	446	1,102	1,220
Other	1,167	634	2,447	2,386

Total revenue	24,659	23,471	71,755	69,455

Operating Expenses
Property operating expenses	2,653	2,441	8,261	7,165
Provision for credit losses	26	131	118	402
Real estate taxes	2,130	1,947	6,391	5,917
Interest expense	6,566	6,335	19,526	18,757
Amortization of deferred debt expense	201	180	598	504
Depreciation and amortization	4,549	5,578	12,876	13,882
General and administrative	1,499	1,356	4,395	3,900

Total operating expenses	17,624	17,968	52,165	50,527

Operating Income	7,035	5,503	19,590	18,928

Gain on property disposition	—	—	—	1,426

Minority Interests	(2,023)	(2,017)	(6,063)	(6,051)

Net Income	$5,012	$3,486	$13,527	$14,303

Per Share Amounts:
Net income (basic)	$0.32	$0.24	$0.87	$0.97

Net income (fully diluted)	$0.32	$0.24	$0.87	$0.97

Weighted average common stock outstanding:
Common stock	15,683	14,924	15,516	14,788
Effect of dilutive options	16	25	14	19

Fully diluted weighted average common stock	15,699	14,949	15,530	14,807

Saul Centers, Inc.

Supplemental Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Funds From Operations (FFO)(1)
Net Income	$5,012	$3,486	$13,527	$14,303
Less: Gain on sale of property	—	—	—	(1,426)
Add: Real property depreciation & amortization	4,549	5,578	12,876	13,882
Add: Minority Interests	2,023	2,017	6,063	6,051

Funds From Operations	$11,584	$11,081	$32,466	$32,810

Per Share Amounts (basic and fully diluted):
Funds From Operations	$0.55	$0.55	$1.57	$1.64

Weighted average shares outstanding:
Fully diluted weighted average common stock	15,699	14,949	15,530	14,807
Convertible limited partnership units	5,184	5,173	5,181	5,172

Fully diluted & converted weighted average shares	20,883	20,122	20,711	19,979

Same Property Net Operating Income(2)
Net Income	$5,012	$3,486	$13,527	$14,303
Add: Interest expense	6,566	6,335	19,526	18,757
Add: Amortization of deferred debt expense	201	180	598	504
Add: Depreciation and amortization	4,549	5,578	12,876	13,882
Add: General and administrative	1,499	1,356	4,395	3,900
Less: Gain on property disposition	—	—	—	(1,426)
Add: Minority Interests	2,023	2,017	6,063	6,051

Property net operating income	19,850	18,952	56,985	55,971
Less: Acquisition & developments	(914)	(125)	(1,804)	(125)

Total same property net operating income	$18,936	$18,827	$55,181	$55,846

Total Shopping Centers	$12,711	$12,654	$37,166	$37,595
Total Office Properties	6,225	6,173	18,015	18,251

Total same property net operating income	$18,936	$18,827	$55,181	$55,846

(1)    FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“RETs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.

(2)    Although same property net operating income and property net operating income are GAAP financial measures, the Company has elected to present a reconciliation of the measures to net income.

5